UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2004

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 18, 2004, the Board of Wireless Facilities, Inc. (the “Company”) adopted the Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan, effective as of January 1, 2005 (the “Plan”).  The Plan provides executive officers and other eligible highly compensated employees with the opportunity to enter into agreements to defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards, and/or commissions.  In addition, the Company may, in its sole and absolute discretion, award any participant under the Plan an additional employer contribution.  The Plan year is the calendar year.  Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments if the participant terminates employment as a result of his or her retirement.  However, all other distributions under the Plan will be made in a single lump sum.  Distributions occur upon termination of service or upon such other dates that may be elected by the participant in accordance with the terms of the Plan.  Deferrals are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the committee appointed to administer the Plan.  The Company, in its sole discretion, may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts, and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of the Company.

The description of the Plan set forth above is qualified in its entirety by reference to the Plan filed with this current report as Exhibit 10.44.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following document is filed as an exhibit to this report:

Exhibit Number	Description

10.44	Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: November 23, 2004	/s/ James R. Edwards
James R. Edwards
Sr. Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.44	Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan